Exhibit (d)(11)

EXECUTION COPY

EMPLOYEE ROLLOVER STOCK OPTION AGREEMENT

The optionee listed on Appendix A hereto (the “Optionee”) holds one or more options to purchase shares of common stock of Ancestry.com Inc., a Delaware corporation (the “Company”) pursuant to one or more of the MyFamily.com Inc. 2004 Executive Stock Option Plan (the “2004 Plan”), the Generations Holdings Inc. 2008 Stock Purchase and Option Plan (the “2008 Plan”) and the Ancestry.com Inc. 2009 Stock Incentive Plan (the “2009 Plan,” and, together with the 2004 Plan and the 2008 Plan, the “Plans”). Certain stock options held by the Optionee will continue in accordance with this Agreement (the “Rollover Agreement”) upon and following the consummation of the transactions contemplated under the Merger Agreement (as defined below). Each such option is set forth under the column entitled “Option Shares” in Table I on Appendix A and is herein referred to as a “Rollover Option.” Each of the undersigned parties hereto agrees to the terms and conditions contained herein.

Global Generations International Inc., a Delaware corporation (“Parent”), Global Generations Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated as of October 21, 2012 (the “Merger Agreement”), pursuant to which, on the terms and conditions set forth in the Merger Agreement, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and as a wholly-owned Subsidiary of Parent. In connection therewith, and as provided herein, the Rollover Option(s) shall be exchanged at the Closing (as defined in the Merger Agreement) for option(s) (“Parent Option(s)”) with respect to the a number of shares of common stock of Parent (“Common Stock”) determined as set forth in Section 1(b) hereof, subject to the modifications and upon the terms and conditions set forth herein.

Each of the Plans and the option agreement(s) pursuant to which the Rollover Option(s) were granted (the “Original Option Agreement(s)”), as modified by this Rollover Agreement, will be assumed by Parent by action of its board of directors (the “Board”) as of the Closing Date (as defined in the Merger Agreement). Upon and following the Closing, references to the “Company” in each of the Plans and the Original Option Agreement(s) shall be deemed to refer to Parent. Obligations of the Company under the Original Option Agreement(s), as modified by this Rollover Agreement, will be assumed by Parent at the Closing. Upon and following the Closing, any references to the “Committee” or “Administrator” in any of the Plans and the Original Option Agreement(s) shall be deemed to refer to the Compensation Committee of the Board, or if no such committee has been appointed, to the Board. The Parent Options shall remain subject to terms of the applicable Plan, a copy of which the Optionee has received. In addition, each Original Option Agreement, as modified by this Rollover Agreement, shall continue in effect and govern the terms of its respective Parent Option. Capitalized terms in this Rollover Agreement that are not defined herein shall have the meanings stated in the applicable Plan. In the case of any conflict between the provisions hereof and those of the applicable Plan, unless the context clearly requires otherwise, the provisions hereof shall be controlling.

1. Option Exchange.

(a) For the avoidance of doubt, each separately identified Rollover Option set forth on Appendix A is, and shall be treated for all purposes under this Rollover Agreement as, a separate Rollover Option, and this Rollover Agreement will be construed accordingly. Unless the context clearly requires otherwise, references hereinafter to the Rollover Option shall refer to each separate Rollover Option to purchase shares of common stock of the Company prior to the Closing Date, and references hereinafter to the Parent Option shall refer to each separate Parent Option to purchase Common Stock for which each Rollover Option has been exchanged.

(b) Each Rollover Option shall be exchanged for a Parent Option at Closing, upon the terms and conditions set forth herein, with respect to the number of shares of Common Stock and at such exercise prices determined as follows: (i) each such Rollover Option will be converted into a Parent Option for that number of whole shares of Common Stock equal to the product of the number of shares of common stock of the Company that were subject to such Rollover Option immediately prior to the Closing multiplied by the ratio of the “Merger Consideration” (as defined in the Merger Agreement) to the Parent Common Stock Per Share Value (such ratio, the “Option Ratio”), with the result rounded down to the nearest whole number of shares of Common Stock and (ii) the per share exercise price for the Common Stock subject to such Parent Option will be equal to the quotient determined by dividing the exercise price per share of common stock at which such Rollover Option was exercisable immediately prior to the Closing by the Option Ratio, with the result rounded up to the nearest whole cent (the “Option Price”). The “Parent Common Stock Per Share Value” shall mean the price per share paid by the Permira Funds (as defined below) to acquire Common Stock immediately prior to Closing (which shall be in excess of the Merger Consideration). The parties shall take such action as the Optionee may reasonably request in order to carry out the intent of the parties that the foregoing conversion comply with Section 424 of the Code.

(c) As soon as reasonably practicable following the Closing Date, (i) Table I of Appendix A will be revised to reflect the actual number of Rollover Options based on the adjustment mechanism set forth in Section 1(d) and (ii) Table II of Appendix A will be completed to set forth the number of Parent Options based on the formula described in Section 1(b) above.

(d) Notwithstanding anything to the contrary contained in this Rollover Agreement, the number of Rollover Options (or portions thereof) shall be reduced as set forth in this paragraph. The aggregate intrinsic value (based on the Merger Consideration) of the nonqualified options required to be rolled over under this Rollover Agreement shall be reduced (but only to the extent that such reduction would not reduce the Optionee’s Total Investment (as defined below) below $56,702,256 (the “TI Floor”)) on a dollar-for-dollar basis by (i) the amount of cash that the Optionee invests in Common Stock at Closing and (ii) the aggregate value of Company RSU Awards (as defined in the Merger Agreement) and shares of common stock (in each case, determined based on the value of the Merger Consideration) of the Company that employees of the Company (other than Messrs. Sullivan and Hochhauser) agree with Parent to roll over into Parent to the extent that such agreements remain in effect immediately prior to Effective Time. The reductions contemplated by the foregoing sentence shall be effected by (A) first by reducing the nonqualified Company Option (or portion thereof) set forth on Table I of Appendix A with the highest exercise price until the intrinsic value attributable to such Company Option equals zero, and (B) then following the same procedure for each other nonqualified Company Option identified on Table I of Appendix A, starting in each case with the nonqualified Company Option with the highest exercise price. In addition, each of (x) the aggregate intrinsic value (based on the Merger Consideration) of the options required to be rolled over under this Rollover Agreement and (y) the TI Floor shall be reduced on a dollar-for-dollar basis to reflect the intrinsic value of any Company Options (as defined in the Merger Agreement) (or portion thereof) that Optionee forfeits for any reason prior to the Closing, with the intrinsic value of any Company Option determined based on the value of the Merger Consideration. For the avoidance of doubt, the term “Rollover Option” for all purposes of this Rollover Agreement shall mean the Rollover Options set forth on Table I of Appendix A as adjusted pursuant to this paragraph. “Total Investment” shall mean the total investment in Parent at Closing by the Optionee and Purefoy, LLC in the form of cash or pursuant to the rollover of shares of common stock of the Company, Company RSU Awards (as defined in the Merger Agreement) or Company Options, plus the aggregate exercise price of the Rollover Options that are incentive stock options.

(e) Optionee agrees to exercise the Parent Options that are incentive stock options within 30 days following the Closing Date by delivering cash to Parent in payment of the aggregate exercise price of those options. Notwithstanding anything to the contrary, no right granted herein that was not prior hereto existing shall apply to any incentive stock option to the extent such right would be deemed a modification of such incentive stock option.

2. Vesting. The Parent Option shall be fully vested at all times following the Closing Date.

3. Method of Exercise.

(a) Notice of Exercise. The Parent Option shall be exercised when written notice of such exercise in substantially the form attached hereto as Appendix C or such other form as the Committee may require from time to time (the “Exercise Notice”), signed by the person entitled to exercise the Parent Option, has been delivered to Parent. The Exercise Notice shall state that the Optionee is electing to exercise the Parent Option, shall specify the number of shares of Common Stock purchasable under the Parent Option which such person then wishes to purchase (the “Purchased Shares”) and shall be accompanied by the items described in Section 3(b). Delivery of the Exercise Notice shall constitute an irrevocable election to purchase the shares of Common Stock specified in the Exercise Notice and the date on which the Parent receives said notice and documentation shall, subject to the provisions of Section 4, be the date as of which the shares of Common Stock so purchased shall be deemed to have been issued.

(b) Deliveries. The Exercise Notice shall be accompanied by (i) payment of the full Option Price for the shares of Common Stock in respect of which the Parent Option is being exercised, such payment to be made by delivery to Parent of (A) a certified or bank check payable to the order of Parent or (B) cash by wire transfer or other immediately available funds to an account designated by Parent; provided, however, that, at the election of the Optionee, payment of the aggregate Option Price may instead be made, in whole or in part, by (i) delivery to Parent of a certificate or certificates representing shares of Common Stock having a Fair Market Value equal to the aggregate Option Price in respect of the Purchased Shares, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to Parent good and valid title to such shares of Common Stock, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares of Common Stock to be valued at the aggregate Fair Market Value thereof on the date of such exercise), or (ii) by a reduction in the number of Purchased Shares to be issued upon such exercise by that number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares) and (iii) subject to Section 10 hereof, any withholding taxes that may be due as a result of the exercise of the Parent Option and (B) if the Optionee is not then a party to the Stockholders Agreement, a fully executed Stockholders Agreement (a copy of which, in the form to be executed by the Optionee will be supplied to the Optionee) and an undated stock power.

(c) Issuance of Shares. Upon receipt of the Exercise Notice, Parent shall take such action as may be necessary under applicable law to effect the issuance to the Optionee of the Purchased Shares.

(d) Exercise by Optionee During Optionee’s Lifetime. During the Optionee’s lifetime, the Parent Option shall be exercisable only by the Optionee or a permitted transferee under the Stockholders Agreement. In the event of the Optionee’s death, the Option shall be exercisable by the Optionee’s executor or administrator, or the person or persons to whom the Optionee’s rights under this Rollover Agreement shall pass by will or by the laws of descent and distribution as the case may be, or any permitted transferee under the Stockholders Agreement (and the term “Optionee” shall be deemed to include such person or persons). Any such executor or administrator, or other the person or persons shall have all of the rights and the obligations of the Optionee herein.

4. Rights as a Stockholder. The Optionee shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to any Parent Option unless and until (i) the Parent Option shall have been exercised in accordance with the terms of the Plan and the Original Option Agreement and this Rollover Agreement and the Optionee shall have paid the full Option Price for the number of shares of Common Stock in respect of which the Option was exercised and any withholding taxes due in accordance with Section 10, (ii) the Optionee shall have delivered to the Company a fully executed Stockholders Agreement, (iii) the Company shall have issued the shares of Common Stock to the Optionee and (iv) the Optionee’s name shall have been entered as a holder of record on the books of the Company. Upon the occurrence of all of the foregoing events, the Optionee shall have full ownership rights with respect to such shares of Common Stock, subject to the provisions of the Stockholders Agreement.

5. Adjustments.

(a) In the event that the Board shall determine that the outstanding shares of Common Stock are affected by any (i) subdivision or consolidation of shares, (ii) recapitalization or other capital adjustment of the Parent, or (iii) spin-offs of assets or other extraordinary dividends, merger, consolidation or reorganization of the Parent or other rights to purchase Common Stock or other securities of the Parent, or other similar corporate transaction or event, such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Plan, then the Board shall, in such manner as it may deem necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the applicable Plan, adjust any or all of (x) the number and type of securities subject to the unexercised portion of the Parent Option, and (y) the grant, purchase, or exercise price with respect to any Parent Option or, if deemed appropriate, make provision for a cash payment to the Optionee. Any adjustments made hereunder will be structured in a matter that is intended not to (A) have any disproportionately adverse impact on the Optionee, (B) result in immediate taxation to the Optionee or (C) result in adverse tax consequences under Section 409A or Section 457A.

(b) In addition to the rights set forth in Sections 5(a), upon a Change of Control, the Board may, in its sole discretion, take any one or more of the following actions, as to outstanding Parent Options: (i) provide that such Parent Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation or entity (or to the extent the Parent’s stockholders receive capital stock of an affiliate thereof in the transaction, by such affiliate), (ii) upon written notice to the Optionee, provide that all unexercised Parent Options will terminate immediately prior to the consummation of such transaction unless exercised by the Optionee within a specified period following the date of such notice and prior to the consummation of such event or transaction (which period shall not be less than fifteen (15) days), or (iii) in the event of a merger or consolidation under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the merger or consolidation (the “Merger Price”), make or provide for a cash payment to the Optionee equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Parent Options (to the extent then exercisable at prices not equal to or in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Parent Options, in exchange for the termination of such Parent Options.

6. Termination of Employment. The treatment of the Parent Option upon the Optionee’s termination of employment with the Company shall be the same as set forth in the Original Option Agreement. Notwithstanding the foregoing, if the Optionee’s employment terminates at a time when Net Settlement (as defined below) would not be permitted, the Parent Option shall remain outstanding and exercisable (other than upon a termination which would have required forfeiture on the date of termination pursuant to the Original Option Agreement) until the earlier of (i) 90 days following the date on which Parent gives the Optionee notice that Net Settlement is permitted or (ii) the expiration of the term of such Parent Option (without giving effect to any earlier expiration of the Parent Option due to the termination of employment).

7. Certain Definitions.

(a) “Change of Control” means (i) the direct or indirect sale, transfer or conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Parent and its subsidiaries (taken as a whole) to any Person (or group of Persons acting in concert); (ii) the consummation of any transaction or related series of transactions (including any merger, share purchase, recapitalization, redemption, issuance of capital stock, consolidation or consolidation) the result of which is that any Person (or group of Persons acting in concert) becomes beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 or any successor provision) of a majority of the economic interest in Parent; or (iii) any event which results in (A) the Permira Funds ceasing to have the ability to elect a majority of the members of the Board or (B) the stockholders of Parent immediately before such transaction or series of related transactions owning (together with their affiliates) securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction or series of related transactions.

(b) “Fair Market Value” shall mean, as of any date: (a) if the Common Stock is not listed on a nationally recognized stock exchange, the value of such Common Stock on that date, as determined by the Committee in its good faith discretion, subject to the appraisal rights of the Optionee under the Stockholders Agreement, or (b) if the Common Stock is listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Common Stock as reported on the principal nationally recognized stock exchange on which the Common Stock traded on such date, or if no Unit prices are reported on such date, the closing price of the Common Stock on the next preceding date on which there were reported Common Stock prices.

(c) “Permira Funds” means funds advised by Permira Advisers LLC that are investing in Parent at the Closing.

(d) “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

(e) “Stockholders Agreement” means the stockholders agreement entered into as of the Closing Date between the Parent and certain other parties thereto providing terms applicable to Common Stock.

8. Representations and Warranties.

(a) The Optionee hereby represents and warrants as follows:

(i) The Optionee has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Rollover Agreement. This Rollover Agreement has been duly executed and delivered by the Optionee and this Rollover Agreement constitutes a valid and binding agreement of the Optionee enforceable against the Optionee in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors” rights and to general equity principles.

(ii) The execution, delivery and performance of this Rollover Agreement by the Optionee do not and will not (i) require the Optionee to obtain any consents, registrations, approvals, permits or authorizations from any domestic or foreign governmental or regulatory authority, agency, commission body, court or other legislative, executive or judiciary government entity or (ii) constitute or result in a breach or violation of, or a default under, or result in the creation of a lien on any of the Optionee’s property pursuant to (A) any bond, debenture, note or other evidence of indebtedness or any indenture or other material agreement to which the Optionee is a party or by which the Optionee is bound or to which any of the Optionee’s property may be subject or (B) any law affecting the Optionee.

(iii) Immediately prior to the Closing, the Optionee will be the record and beneficial owner of the Rollover Options, free and clear or any liens.

(iv) The Optionee has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with any provision of this Rollover Agreement, and the Optionee shall not grant any proxy or become party to any voting trust or other agreement which conflicts with any provision of this Rollover Agreement.

(v) The Optionee is acquiring the Parent Options for his or her own account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. The Optionee acknowledges that (i) the Parent Options have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the Common Stock will not be registered under the Securities Act, and, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the Securities and Exchange Commission or any other governmental authority, (ii) there is not now and there may never be any public market for the Parent Options or the Common Stock acquired pursuant to exercise of a Parent Option and (iii) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any Parent Options or Common Stock acquired pursuant to exercise of Parent Options.

(vi) The Optionee has executed and returned to Parent a questionnaire in the form attached hereto as Appendix B for purposes of determining whether the Optionee is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(vii) The Optionee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Parent Options and has had full access to such other information concerning Parent and its subsidiaries as it has requested. The Optionee’s knowledge and experience in financial and business matters is such that it is capable of evaluating the merits and risk of the investment in the Parent Options. The Optionee has carefully reviewed the terms and provisions of this Rollover Agreement and has evaluated the restrictions and obligations contained herein and therein. In furtherance of the foregoing, the Optionee represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of Parent, Merger Sub or any of their subsidiaries or as to the desirability or value of an investment in Parent has been made to the Optionee by or on behalf of Parent, Merger Sub or any of their subsidiaries, (ii) the Optionee has relied upon its own independent appraisal and investigation, and the advice of its own counsel, tax advisors and other advisors, regarding the risks of an investment in Parent and (iii) the Optionee will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in Parent.

(viii) The Optionee’s financial situation is such that the Optionee can afford to bear the economic risk of holding the Parent Options and, if acquired following exercise of the Parent Options, the Common Stock for an indefinite period and the Optionee can afford to suffer the complete loss of its investment in the Parent Options.

(ix) The Optionee is not subscribing for the Parent Options as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to Optionee in connection with investments in securities generally.

9. Covenants.

(a) The Optionee shall not directly or indirectly exercise, sell, transfer, pledge, assign, hypothecate, gift, place in trust or otherwise dispose of any Company Options (as defined in the Merger Agreement) (or any interest therein, including by entering into any agreement, understanding or arrangement, whether or not in writing, to effect any of the foregoing) between the date hereof and the Closing or, if earlier, until termination of this Rollover Agreement in accordance with its terms.

(b) The Optionee shall not enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Optionee’s representations, warranties, covenants and obligations under this Rollover Agreement, or take any action that would reasonably be expected to restrict or otherwise affect the Optionee’s power, authority and right to comply with and perform his covenants and obligations under this Rollover Agreement.

10. Withholding. Except as set forth below, whenever shares of Common Stock are to be issued upon exercise of a Parent Option, Parent shall have the right to require the Optionee to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the shares of Common Stock and the delivery of any certificate or certificates for such shares of Common Stock. Notwithstanding the foregoing, if a Parent Option is exercised at a time when the ratio of debt of Parent and its subsidiaries to trailing 12-month EBITDA is less than 4.5:1, the Optionee may satisfy such tax withholding obligation by surrendering to the Company at the time of exercise shares of Common Stock (including Purchased Shares) having a Fair Market Value on the date of exercise equal to the withholding tax obligations (“Net Settlement”). The Optionee agrees to indemnify Parent against any national, federal, state and local withholding taxes for which Parent may be liable in connection with the Optionee’s acquisition, ownership or disposition of any share of Common Stock.

11. Term Sheet. By executing and delivering this Rollover Agreement, effective as of the Closing and thereafter as provided in the attached Appendix D, Parent agrees to provide the Optionee with the management arrangements as set forth on the Management Arrangements Term Sheet attached hereto as Appendix D.

12. Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

13. Amendments and Waivers. This Agreement may not be modified or amended, and no provision of this Rollover Agreement may be waived, except by a written instrument signed by Parent, the Company and the Optionee. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach of the same or similar nature.

14. Specific Performance. The Optionee acknowledges and agrees that a breach of this Rollover Agreement by the Optionee would cause irreparable damage to Parent and that Parent would not have an adequate remedy at law. Accordingly, the obligations of the Optionee under this Rollover Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

15. Third Party Beneficiary. The Company shall be, and is intended to be, a third party beneficiary of the rights of Parent under this Rollover Agreement. The Company shall be entitled to an injunction, specific performance and other equitable remedies to enforce this Rollover Agreement. Subject to the terms and conditions of this Rollover Agreement, the Company shall have the right to enforce this Rollover Agreement directly against the Optionee irrespective of whether Parent pursues such injunction, specific performance or other equitable remedies.

16. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties hereto. For the avoidance of doubt, this Rollover Agreement shall be binding upon the representatives, heirs and estate of the Optionee in the event of the death or incapacity of the Optionee. Any assignment by a party hereto requires consent of the other parties hereto, except that Parent may assign its rights and obligations hereunder to an Affiliate; provided that no such assignment shall relieve Parent of its obligations hereunder.

17. Termination. This Rollover Agreement shall terminate (a) upon mutual written consent of Parent, the Company and the Optionee, (b) automatically without any further action of the parties hereto if, at any time prior to the Closing, the Merger Agreement shall have been terminated in accordance with its terms or (c) upon the termination of the Optionee’s employment by the Company without Cause (as defined in any applicable employment agreement between the Optionee and the Company or Parent) or by the Optionee for Good Reason (as defined in any applicable employment agreement between the Optionee and the Company or Parent) prior to the Closing. Upon any such termination, the rights and obligations of the parties shall terminate and there shall be no liability on the part of Parent or the Optionee under this Rollover Agreement; provided, that no such termination of this Rollover Agreement shall relieve any party from liability for any willful breach of this Rollover Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Rollover Agreement as of the date(s) set forth below.

GLOBAL GENERATIONS INTERNATIONAL, INC.

By:	/s/ Brian Ruder
	Name:	Brian Ruder
	Title:	President, Chief Executive Officer, and Secretary

October 21, 2012
Date

/s/ Timothy Sullivan
Timothy Sullivan

October 21, 2012
Date

CONSENT OF SPOUSE

The undersigned spouse of the Optionee has read and hereby approves the terms and conditions of this Rollover Agreement. In consideration of the Company’s granting his or her spouse the right to purchase shares of Common Stock as set forth in this Rollover Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of the Plans and this Rollover Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned’s spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plans or this Rollover Agreement.

/s/ Jane Sullivan
Spouse of the Optionee

☐ Not applicable.

APPENDIX A

Name of Optionee: Timothy Sullivan

I. Rollover Options

Date of Grant	Type of Grant	Applicable Plan	Option Shares	Option Price
11/15/2005	NQSO	MyFamily.com Inc. 2004 Executive Stock Plan	1,649,478	$4.60
3/27/2008	ISO	Generations Holdings Inc. 2008 Stock Purchase and Option Plan	7,804	$5.40
3/27/2008	NQSO	Generations Holdings Inc. 2008 Stock Purchase and Option Plan	312,984	$5.40

II. Parent Options

Date of Grant	Type of Grant	Applicable Plan	Option Shares	Option Price

[Appendix A to Option Rollover Agreement]

ACCREDITED INVESTOR QUESTIONNAIRE

Please check any and all boxes that apply. You must check at least one box:

☒	(i) Your individual net worth, or joint net worth with your spouse, as of the date indicated below, exceeds $1,000,000;

For purposes of this paragraph (i), “net worth” means your assets (excluding the value of your primary residence) minus your liabilities (excluding any debt secured by your primary residence), provided that:

1)	if the amount of the debt secured by your primary residence is greater than the estimated fair market value of your primary residence, you must include such excess amount as a liability;

2)	if you borrowed any amount secured by your primary residence within the 60 day period prior to the date indicated below, you must include such amount as a liability, unless such borrowing results from the acquisition of your primary residence. If you cease to have at least $1,000,000 in net worth for any reason between the date indicated below and the date of your equity purchase or the date your equity award is made, as applicable, including by reason of borrowing additional amounts secured by your primary residence, you must notify the company of your change in status.

☒

(ii) You had individual income[1] in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of those years, and you have a reasonable expectation of reaching the same income level in the current year; or

☐	(iii) None of the statements above apply.

Name (printed): Timothy Sullivan

Name (signed): /s/ Timothy Sullivan

State of Residence: UT

Date: October 21, 2012

1 The term “individual income” means adjusted gross income as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse), and the term “joint income” means adjusted gross income as reported for federal income tax purposes, including any income attributable to a spouse or to a property owned by a spouse, increased by the following amounts (including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax exempt under section 103 of the Internal Revenue Code; (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040); and (iii) any deduction claimed for depletion under section 611 et seq. of the Internal Revenue Code.

APPENDIX C

GLOBAL GENERATIONS INTERNATIONAL, INC.

NOTICE OF OPTION EXERCISE

Subject to the terms and conditions hereof, the undersigned (the “Purchaser”) hereby elects to exercise his or her option to purchase             shares of common stock (the “Shares”) of Global Generations International, Inc. (the “Company”) under the:

MyFamily.com Inc. 2004 Executive Stock Plan,

Generations Holdings Inc. 2008 Stock Purchase and Option Plan

Ancestry.com Inc. 2009 Stock Incentive Plan

(circle one of the above) (the “Plan”) and the Rollover Stock Option Agreement dated as of             , 20            (the “Option Agreement”).

The purchase price for the Shares shall be $            per Share for a total purchase price of $            (subject to applicable withholding taxes). The Purchaser tenders herewith payment of the full exercise price in the form of cash, by check or by wire transfer or, if permitted under the Option Agreement, (i) by delivery to the Company of certificate no(s).             , representing             Shares, having a Fair Market Value of $            , together with a duly executed stock power or (ii) by reducing the number of Shares to be issued to him hereby by that number of Shares having an aggregate Fair Market Value on the date hereof equal to the aggregate purchase price of the Shares. The term “Shares” refers to the purchased Shares and all securities received in replacement of the Shares or as stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser’s ownership of the Shares.

In connection with the purchase of Shares, Purchaser represents and covenants the following:

1. Knowledge. The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to purchase the Shares. The Purchaser is relying on his or her own business judgment and knowledge and the advice of his or her own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company, in making the decision to purchase the Shares. The Purchaser, either alone or with his or her advisors, has sufficient knowledge and experience in business and financial matters to evaluate the merits and risks of the purchase of the Shares and has the capacity to protect his or her own interests in connection with such purchase. In furtherance of the foregoing, the Purchaser represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company Group or as to the desirability or value of an investment in the Company has been made to the Purchaser by or on behalf of the Company Group, and (ii) the Purchaser will continue to bear sole responsibility for making his or her own independent evaluation and monitoring of the risks of his or her investment in the Company.

2. Investment Intent. The Purchaser is purchasing the Shares for investment for his or her own account only and not with a view to, or for resale in connection with, any _distribution_ thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or under any applicable provision of state securities laws. The Purchaser does not have any present intention to transfer the Shares to any person or entity.

3. Securities Laws; Transfer Restrictions. The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. The Purchaser acknowledges and understands that the Shares must be held indefinitely unless (i) they are subsequently registered under the Securities Act or any applicable provision of state securities laws or (ii) an exemption from such registration is available. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Shares. In addition, the Purchaser acknowledges and understands that there are substantial restrictions on the transferability of the Shares under the Stockholders Agreement, dated as of [            ] (the “Stockholders Agreement”), which the Purchaser will become a party to as a condition to the purchase of the Shares. The Purchaser understands that the certificate or certificates evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares except in compliance with the Securities Act or applicable state securities laws and except in accordance with the provisions of the Stockholders Agreement, and that the Company will retain physical possession of the Shares as provided in the Stockholders Agreement.

4. Rules 144 and 701. The Purchaser is familiar with the provisions of Rules 144 and 701, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions. The Purchaser understands that the Company provides no assurances as to whether the Purchaser will be able to resell any or all of the Shares pursuant to Rule 144 or Rule 701, which rules require, among other things, that the Company be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that resales of securities take place only after the holder of the securities has held such securities for certain specified time periods, and, under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this paragraph 4, the Purchaser acknowledges and agrees to the restrictions set forth in paragraph 5 below.

5. Burden of Proof. The Purchaser further understands that, in the event all of the applicable requirements of Rule 144 or 701 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required, and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

6. Tax. The Purchaser understands that he or she may suffer adverse tax consequences as a result of his or her purchase or disposition of the Shares. The Purchaser represents that he or she has consulted any tax consultants he or she deems advisable in connection with the purchase or disposition of the Shares and that he or she is not relying on the Company for any tax advice. Purchaser understands that, prior to the issuance of any Shares, Purchaser will have to make satisfactory arrangements with the Company to satisfy any withholding requirements applicable to the exercise of the option.

7. Speculative Investment. The Purchaser understands that an investment in the Shares is a speculative investment, which involves a high degree of risk of loss of the Purchaser’s investment therein. The Purchaser is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of the Purchaser’s investment in such securities.

8. Underwriter Lock-Up. The Purchaser agrees (i) to the extent requested in writing by a managing underwriter, if any, of any underwritten public offering pursuant to a registration or offering of equity securities of the Company not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, the Shares, or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed one hundred eighty (180) days or such shorter period as the Company or any executive officer or director of the Company shall agree to and (ii) to the extent requested in writing by a managing underwriter of any underwritten public offering effected by the Company for its own account, not to sell the Shares or any other equity securities of the Company (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, which period shall not exceed one hundred eighty (180) days or such shorter period as the Company or any executive officer or director of the Company shall agree to.

Please issue a certificate or certificates for such Shares in the name of:

Name:

Address:

Social Security or Tax I.D. Number:

Signature

Dated            , 20